UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2015

 AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Clark Street
St. Charles, Missouri	63301
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (636) 940-6000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Changes

On December 9, 2015, Umesh Choksi, Senior Vice President, Chief Financial Officer and Treasurer of American Railcar Industries, Inc. (ARI or the Company) announced his retirement, effective December 31, 2015, and Luke M. Williams was appointed as Interim Senior Vice President, Interim Chief Financial Officer and Interim Treasurer of ARI, effective as of January 1, 2016.

Mr. Williams, 37, has previously served the Company as Vice President Finance and Chief Accounting Officer from March 2015 to December 2015; Director of Financial Reporting from June 2008 to March 2015 and Manager of Financial Reporting from June 2006 to June 2008. In these roles, Mr. Williams has overseen or been responsible for various matters including financing/treasury functions, financial planning and analysis, investor relations, SEC reporting and compliance, plant accounting operations and other accounting matters. Prior to joining the Company, Mr. Williams was employed by Ernst & Young LLP, an international accounting firm, where he held various audit roles over a period of five years. Mr. Williams holds an M.S. and B.S. in Accounting from the University of Illinois and is a Certified Public Accountant.

In connection with his new appointment and effective as of January 1, 2016, Mr. Williams will receive a base salary at an annualized rate of $170,000. Mr. Williams is also eligible to receive a target bonus of 40% of his base salary, subject to the terms of the Company’s management incentive plan. Mr. Williams is also eligible to participate in the Company’s long term incentive plan (administered pursuant to the Company's amended and restated 2005 Equity Incentive Plan) with a target percentage of 75% of his annual base salary. Mr. Williams is eligible to participate in the Company’s benefit plans, subject to the terms thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2015		American Railcar Industries, Inc.

	By:	/s/ Jeffrey S. Hollister
	Name:	Jeffrey S. Hollister
	Title:	President and Chief Executive Officer